Exhibit 16.1

May 13, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 23, 2014, to be filed by our former client, Realmark Property Investors Limited Partnership – V.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ EFP Rotenberg LLP
EFP Rotenberg LLP

Rochester, New York